Exhibit (99.1)

EASTMAN KODAK COMPANY

Media Contacts:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Christopher Veronda, Kodak, +1 585-724-2622, christopher.veronda@kodak.com

Kodak, LG Enter into Technology Cross-License Agreement

Agreement is Royalty-Bearing to Kodak

ROCHESTER, N.Y., Dec. 4 – Eastman Kodak Company (NYSE: EK) announced today that it has entered into a technology cross-license agreement with LG Electronics, Inc., which will allow each company broad access to the other’s patent portfolio.
The license agreement, which provides significant benefits to both companies, is royalty-bearing to Kodak. Additional financial details were not disclosed.
“We are pleased to have reached a mutually beneficial arrangement that advances the interests of Kodak and LG and validates the strength of Kodak’s intellectual property portfolio,” said Laura G. Quatela, Chief Intellectual Property Officer, and Vice President, Eastman Kodak Company.
The companies also agreed to conclude their patent litigation, which involved a subset of their imaging technologies. Pursuant to a settlement agreement, Kodak and LG will request that the U.S. International Trade Commission terminate the investigations initiated earlier this year following complaints filed by both companies in late 2008.

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